UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): November 12, 1999


                NAVISTAR FINANCIAL RETAIL RECEIVABLES CORPORATION
             (Exact name of registrant as specified in its charter)



         Delaware                     333-62445                 51-0337491

(State or other Jurisdiction    (Commission File Number)     (I.R.S. employer
       of Incorporation)                                     Identification No.)

                               2850 West Golf Road
                         Rolling Meadows, Illinois 60008
                    (Address of principal executive offices)

Registrant's telephone number, including area code: (847) 734-4275






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Item 5.  Other Events

     On November 12, 1999, the Registrant, a wholly-owned subsidiary of Navistar Financial Corporation ("NFC"), purchased a pool of retail instalment sale contracts for medium and heavy duty trucks, buses and trailers with an aggregate outstanding principal balance as of October 1, 1999 of $533,279,698.52 (collectively, the "Receivables") from NFC for a purchase price equal to the principal balance of the Receivables as of October 1, 1999.

     The Registrant paid a portion of the purchase price of the Receivables from the net cash proceeds of the sale of the Receivables described below and paid the remainder with an intercompany advance from NFC.

     Upon the transfer of the Receivables from NFC to the Registrant, the Registrant immediately transferred an undivided interest in the Receivables to Bank One, NA (Main Office Chicago), as Agent (the "Agent") for the benefit of certain purchasers for a purchase price of $533,279,698.52. A portion of the proceeds of the sale of the Receivables to the Agent were used to fund deposits of $37,329,578.90 and $2,264,000.00 into a reserve account and a hedge account, respectively, as credit support for the Receivables. The balance of the net cash proceeds was paid to NFC as part of the purchase price for the Receivables. Navistar Financial Retail Receivable Corporation will incur approximately $500,000 of transaction fees and expenses relating to the sale of receivables.

Item 7:  Financial Statements and Exhibits.

                  (c)      Exhibits

                           Item             Exhibit Index

                           See Attached Exhibit Index.








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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





Dated: December 17, 1999




                Navistar Financial Retail Receivables Corporation
                                  (Registrant)


                                   By:  R. Wayne Cain
                                        Vice President and Treasurer





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                                  EXHIBIT INDEX


     Exhibit No.

                                     Exhibit



10.1 Receivables Sale Agreement between NFC and the Registrant, dated as of November 12, 1999

10.2 Receivables Purchase Agreement among the Registrant, NFC, Bank One, NA (Main Office Chicago), International Securitization Corporation, Falcon Asset Securitization Corporation, and the Financial Institutions party thereto, dated as of November 12, 1999